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                                                                    Exhibit 99.2

HUNTINGTON BANCSHARES INCORPORATED
FIRST QUARTER 2001 EARNINGS ANALYSIS
APRIL 17, 2001

Laurie Counsel, Director of Investor Relations

- Good morning to our conference call participants. Thanks for taking the time today to join us.

- Here for this morning's conference call are: Tom Hoaglin, President and Chief Executive Officer, and Mike McMennamin, Vice Chairman and Chief Financial Officer

- This call is being recorded and will be available as a rebroadcast starting today at 1 p.m. through April 24th at midnight and is also available on the Internet for two weeks. Please call the Investor Relations department at 614-480-5676 for more information to access these recordings or if you have not yet received the news release and presentation for today's call.

Slide 2

Today's conference call and discussion, including related questions and answers, may contain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the successful integration of acquired businesses; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. All forward-looking statements included in this conference call and discussion, including related

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questions and answers, are based on information available at the time of the call. Huntington assumes no obligation to update any forward-looking statement.

Tom Hoaglin

-    Welcome, everyone. We appreciate your taking time to join us today.

- In a moment, you'll hear from Mike McMennamin, our CFO, re: First Quarter Performance and a look ahead.

- But first I'd like to update you re: my activities during my first 8 weeks at Huntington. Not to your surprise, I've been busy.

- I've spent considerable time assessing the strength of our leadership team, meeting with employees at all levels of the company in all regions, reviewing our businesses, markets and our financials. While I have not completed my strategic review, here are some initial observations.

     Slide 4  -  Organization Chart

     First, with regard to the leadership team, Slide 4 depicts our current organizational structure. Last week I announced a very important step to strengthen it, with the appointment of Ron Baldwin as Vice Chairman overseeing both Corporate Banking and Retail Banking. These businesses constitute roughly 75% of our earnings. I've known Ron for many years. He has extensive management experience in every aspect of Consumer and Commercial Banking. His career is a record of achieving aggressive financial targets, implementing strategic change and building high-performing teams. Most recently, he was President of Bank One's Retail Delivery Group, responsible for branches, call centers, ATM's and the bankone.com internet offering. Previously he held commercial banking positions with Continental Illinois and The Marine Corporation in Milwaukee and served as CEO of Bank One, Wisconsin. Ron will bring added focus to these key businesses.


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-    Although we are not organized by geography, we are certainly not satisfied with the performance in some regions. It's no secret that we have struggled in Michigan, both in the western part of the state and around suburban Detroit. No doubt there are many reasons for this; leadership has to be one. More recently, we hired a strong new region president for Eastern Michigan (he started work on April 9), and we have announced a search for a new president in Grand Rapids. Additionally, a new region president for Indiana started on April 2 and a new region head in Northern Ohio was appointed in January. I am confident that collectively we have put in place a strong regional team.

- About our employees - It's clear that there has been considerable internal stress associated with the change last fall to a line-of-business structure and with leadership changes made over the past few years. Employees tell me that they are not clear about what Huntington wants to be, but they are ready for more change in the context of a new positive direction for their company.

- Next, to evaluate our businesses, in general I'm focussing on whether they can generate significant revenue and earnings growth and add to shareholder value. Among other factors, I'm looking at the profit dynamics, levels of profitability, product and service capabilities, customer composition, and distribution network. We're also asking if we deliver the right technology to both employees and customers, whether we have a strong enough sales and service culture, and how effectively we use customer data.

- Next, in regard to our markets, we operate in some low growth markets, where we also happen to have a low market share. In many markets our share of retail deposits is substantially less than our share of total banking offices. This is obviously not satisfactory. So we are actively reviewing the retail distribution network (branches and ATM's) to determine whether and where we need to prune. Wherever we operate in the future, we must have credible opportunities to grow deposits, increase market share and generate better earnings.

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-    Re: Our Financials - It is my intent to manage the company with a strong, disciplined financial focus. We are working hard to improve the internal financial management processes in the company. Individual lines of business and the company as a whole will be managed with a view toward increasing shareholder value.

     Clearly our efficiency ratio is much too high. One reason is that Huntington has not focussed enough during the last two years on growing revenues. But, more important in the short term, expenses have been rising too rapidly. Too much of our expense base is not targeted in support of revenue growth and customer service. As a result, the senior management team has begun a major effort to reduce expenses in 2001 and on a running rate basis. We do not intend to cut where there would be a negative impact on revenue growth or customer service. But we are determined to succeed in improving our cost structure and reducing our efficiency ratio considerably. Nothing is sacred or beyond review. To illustrate this we have decided to sell the corporate plane.

     Upon the completion of my analysis of the company's business and strategic plans, we will make a decision as to the appropriateness of a restructuring charge.

     I have also focused on capital management as part of the strategic review. Capital ratios have improved in the last two years, but we need to further strengthen these ratios. I think it is important that we operate from a position of capital and financial strength. In that context, we will review all aspects of capital planning, including the dividend. It is my hope we can maintain the dividend, given the large retail ownership of our stock, but our payout ratio of almost 70% is significantly higher than the industry.

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-    Mike will update you about our credit quality numbers, but I want you to know that I have also looked at this critical area. While we have experienced some weakening and may see a bit more during the remainder of the year, we feel very good about credit quality overall.

- I have also spent time reviewing our various technology ventures for their continued appropriateness. We need to be certain that they will benefit Huntington's employees or our core customers in the near future, with associated higher revenues or lower costs. If not, we will either develop exit strategies or find ways to lower the burden.

- Now I'd like to call on Mike McMennamin to provide a report on our First Quarter Financial Performance. Then we'll talk about our future communication plans. Mike....

Thanks, Tom.

Slide 5  -  Earnings per Share

As you recall, in January, we provided earnings guidance for the first quarter of 26 - 28 cents per share.

Earnings came in @ 27 cents for the quarter, in line with the consensus. Core earnings came in slightly higher @ 28 cents per share. Reported fourth quarter earnings were 30 cents per share and core earnings were 28 cents.

This was a pretty straight-forward quarter, with non-core items totaling $2.1 million in net losses. We recognized $2.1 million in security gains during the quarter, in conjunction with our continued reduction of the investment portfolio. We also recognized a $4.2 million loss by supporting Huntington's money market mutual fund, which incurred a loss on the sale of $15 million of Pacific Gas &

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Electric commercial paper during the quarter. I will comment further on that later in the presentation.

Slide 6  -  Cash Earnings

On a cash basis, 1st quarter earnings were 30 cents per share versus 27 cents on a reported basis. Cash basis earnings represent reported earnings adjusted for the after-tax impact of goodwill amortization. Reflecting the pending change in the accounting rules, we expect to begin reporting earnings in this manner in the third quarter. In the first quarter, this adjustment would have increased reported earnings by $7.8 million, after tax.

Slide 7  -  Key Performance Indicators

As Tom indicated earlier, many of our key performance indicators are not going in the direction we would like or need them to be.

We have seen improvements on two fronts, however:

(1)  The net interest margin increased from 3.70% to 3.93% and

(2) The tangible equity/asset ratio increased during the quarter to 6.01%, up from 5.87% in the fourth quarter, 5.49% a year ago, and the low of 5.15% in the 4th quarter of 1998, following the acquisition of the Barnett branches in Florida.

Slide 8  -  First Quarter Overview

Let's turn to some of the significant events that occurred during the quarter. We will provide further details on these issues later in the presentation.

1.   The 23 basis points increase in the net interest margin.
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2.   Slowing in managed loan growth in the consumer area.

3. $10.2 million increase in non-interest expenses. The major drivers were higher personnel costs, the P G & E loss mentioned previously, and the purchase of residual value insurance for our auto leasing portfolio.

4. Reported net Charge-offs increased from 50 basis points as a percentage of average loans in the 4th quarter to 55 basis points in the first quarter. Consumer charge-offs were basically flat with the increase occuring in commercial and commercial real estate loans.

5. Non-performing assets increased $20 million during the quarter and represented .60% of loans and OREO, up from .51% in the previous quarter.

Slide 9  -  Income Statement

     Earnings for the quarter totaled $68 million, versus $76 million in the 4th quarter. The $10 million increase in net interest income was offset by a $14.1 million reduction in non-interest income and a $10.2 million increase in non-interest expense.

     Provision expense increased $1.0 million from the previous quarter, of which $2.6 million is related to higher charge-offs. Provision expense related to loan growth declined $1.6 million from the previous quarter as a result of slower loan growth.

Slide 10  Net Interest Income

1. Net Interest Income increased $10 million from the 4th quarter and was at the highest level since the 4th quarter of 1999. The net interest margin increased 23 basis points during the quarter and was also at the highest level since the 4th quarter of 1999, when it was 3.94%.

2.   The 23 basis points increase in the net interest margin was driven by:

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(1)  The 150 basis points decline in short rates during the quarter and

(2)  The continued reduction of the low-yielding low-spread investment portfolio

Huntington was slightly liability sensitive during and at the end of the last year. The balance sheet was structured at the end of 2000 such that a gradual 100 basis points decline in rates would benefit net interest income by +1.1%. With the investment sales in the 1st quarter, the liability sensitivity position has been reduced slightly to 0.8%.

The sale of the low margin investment securities during the quarter increased the net interest margin by 13 basis points. The decline in short rates combined with the liability sensitive position contributed an additional 13 basis points to the margin. Approximately half of this 13 basis points margin expansion is related to the repricing lag of the $2.2 billion home equity loan portfolio.

Slide 11 - Managed Loan Growth

The numbers in this slide have been adjusted for the impact of acquisitions, securitization activity and asset sales.

Managed loan growth slowed during the quarter to a 6% annualized growth rate, versus 11% in the 4th quarter and 6% in the 3rd quarter. Total loan growth was 8% versus the year ago quarter.

The slowdown in the economy is having a significant adverse impact on consumer loan growth, particularly in the auto lending and leasing area. Indirect auto loan and leasing activity was flat for the quarter, versus a 16% annualized growth rate in the 4th quarter. Direct consumer loans declined from a 18% annualized rate in the fourth quarter to a 8% rate in the current quarter. Within that category, home equity loans grew at a 14% rate. While still strong,

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home equity loans were adversely impacted by the strong demand for 1st mortgage refinancing.

Commercial and commercial real estate loan growth accelerated during the quarter, from a 6% annualized rate in the 4th quarter to an 8% rate during the 1st quarter.

Slide 12 - Non-Interest Income

Turning to non-interest income, revenues declined $14.1 million versus the prior quarter, with income from securitization activity declining $8.8 million from the unusually high level of the 4th quarter. Most other income categories declined slightly with the exception of a 10% increase in brokerage/insurance income, driven by a 62% increase in annuity sales to $143 million during the quarter. We are delighted with our performance in investment sales, particularly in view of the volatility that the financial markets have exhibited in recent months. Trust income was basically flat for the quarter but increased 11% over the prior year. Electronic banking income, predominantly debit card interchange fees, declined on a seasonal basis from the 4th quarter but increased 13% versus a year ago. The decline in mortgage banking income during the quarter reflects $1.7 million of 4th quarter income from the sale of loans and servicing. Income from that area increased 18% from the year ago quarter and is expected to increase in the 2nd quarter, reflecting strong mortgage demand. $690 million of mortgage loans closed in the first quarter, an increase of 152% from the prior year.

Slide 13 - Non-Interest Expense

Total non-interest expense increased $10.2 million for the quarter.

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Personnel costs increased $11.9 million for the quarter. Benefit expenses account for $5.4 million of this increase, driven by increased health insurance costs and seasonal payroll taxes. Fourth quarter accrual reversals of incentive payments and increases in commission expenses for the quarter account for $5.7 million of the quarterly increase in personnel expenses. Headcount increased by
 .5% during the quarter.

Other factors included in the total $10.2 million increase were: $4.2 million Pacific Gas & Electric loss, $1.5 million premium for the purchase of auto lease residual insurance policies, and $1.7 million in expenses incurred in conjunction with the installation of Customer Relationship Management (CRM) software from e-Bank. E-bank is a company in which we own a majority interest that provides CRM middleware to financial institutions.

These increases in NIE were partially offset by reductions in a variety of other expense items, i.e., operating losses, legal fees, franchise taxes, and other miscellaneous items.

As Tom mentioned earlier, we recognize the need to reduce non-interest expense and the efficiency ratio. In that regard, we have initiated a NIE reduction program in the last month, with the goal of reducing NIE from the current unacceptable levels. We expect the company to begin to see the benefits of that initiative during the second quarter but we are too early into the program right now to comment on magnitude.

Slide 14 - Pacific Gas & Electric

Just a further comment on the Pacific Gas & Electric situation. Huntington National Bank's Money Market Mutual Fund owned $30 million of PG & E commercial paper at the end of last year. $15 million of the paper was sold during the first quarter, with a $4.2 million loss incurred. Although the mutual

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fund could have absorbed the loss and still maintained the net asset value at
$1.00 per share, HBI, the parent company, reimbursed the fund for the $4.2 million loss.

The remaining $15 million of paper is being held by the parent company, with a view to holding the paper until the economic and political ramifications of the utility's April Chapter 11 bankruptcy filing become known. Interest on the commercial paper was paid in early April and the asset is currently on an accrual basis. We will continue to monitor developments in this area and act accordingly.

Slide 15 & 16 - Residual Value Insurance

Huntington currently has a $3.1 billion automobile lease portfolio. As you are aware, automobile residual values have declined significantly in the last few years as used car prices have softened.

Huntington took two special charges related to the decline in residual values in the last two years, $58 million in the 4th quarter of 1999 and an additional $50 million in the 3rd quarter of 2000. With the last charge, we had marked to market all the embedded residual loss or risk in the portfolio, fully reflecting the state of the used car market at that time.

We made the decision late in 2000 that we either needed to insure the residual risk inherent in a leasing portfolio or exit the business. We have purchased two residual value insurance policies in the 1st quarter, one for the existing portfolio, as of October, 2000 and one for all new leases originated after that date. The carrier is AA rated by Standard & Poor's and A+/XV by Best.

Both policies work in the same fashion, that is they cover the difference between the contractual residual value embedded in the customer's lease and the market

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value of the car at the end of the lease term, as evidenced by Black Book valuations. Recall it is only on leases that go to their full term on which we have exposure. Both policies have no deductibles but the policy on the existing portfolio has a $120 million cap. There is no cap on the policy covering new lease activity.

We will remain liable for full term leases where the sales price is less than Black Book value for the amount of the difference between Black Book and the sales price. The insurance carrier is providing insurance coverage for any general decline in used car prices, as evidenced by Black Book valuations. The following two examples on Slide 16 should illustrate this point.

In the first example, where the sale price of the automobile is above Black Book, Huntington is reimbursed by the insurance carrier for the difference between residual value (in the customer lease contract) and sales price. That policy reimbursement offsets the loss we incur between the residual value and the sales price.

In the second example, the sales price for the automobile is below the Black Book valuation. Huntington incurs a $1,500 loss on the sale of the car, of which $1,000 is reimbursed by the insurance carrier, i.e., the difference between the contract residual value and the Black Book valuation. The net loss of $500 reflects the difference between Black Book value and the sales price for the automobile. We have a $25 million reserve on our books to cover potential liability from this risk.

We feel the purchase of this insurance, both for the existing portfolio and new production, significantly reduces the risk inherent in our automobile leasing business. While this has been a difficult business for the last three years, recall that we incurred net gains on lease residual activity every year from 1984 - 1997.

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We may well be purchasing this insurance at the trough of used car prices but feel strongly that it is the prudent course of action for us.

Slide 17 - Capital

As Tom mentioned in his comments, we feel it is important to run the business with a strong capital position. As such we will be developing a plan to further strengthen our capital structure in the next few months. While we are not yet prepared to discuss specifics of the plan, some of the issues we will be looking at include further restructuring of the balance sheet, the possible issuance of capital-qualifying debt, and the dividend payout. Given the desire to strengthen the capital position, we do not anticipate the repurchase of company stock.

Slide 18 - NPAs

Turning to credit quality, non-performing assets increased $20 million or 19% during the quarter, from $105 million to $125 million. Non-performing assets as a percentage of Total Loans + Other Real Estate Owned increased from .51% to
 .60% during the quarter. As we mentioned in January, we expected non-performing assets to increase during the first half of 2000 with the softening of economic activity. We continue to feel that we will see further increases at least through the second quarter. The expected pick up in economic activity in the second half could moderate this trend.

We have seen recent increases in non-performing assets from the construction, transportation, and manufacturing industries. The economic slowdown has adversely impacted the construction and transportation industries, with the latter hurt by rising energy costs.

Slide 19 & 20 & 21 - Charge-offs

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Slide 19 - Net Charge-offs on total reported loans increased $2.6 million during the quarter, from $25.5 million to $28.1 million, with commercial and commercial real estate charge-offs increasing $3.3 million and charge-offs on consumer loans declining $0.7 million. Net charge-offs as a percentage of reported loans increased from .50% to .55%.

On Slide 20, we show that commercial charge-offs increased from .29% to .41% and commercial real estate increased from an almost non-existent .01% to .15% during the quarter. Consumer charge-offs were basically unchanged, declining slightly from .79% to .78%.

Within the consumer portfolio (Slide 21), the only significant changes for the quarter were an increase in home equity loan charge-offs from .28% to .34% and a decline in residential real estate from .15% to .03%.

Slide 22 - Credit Quality

Delinquencies 90+ days in the total portfolio increased from .39% of total loans to .49% during the quarter. Consumer delinquencies increased from .62% to .69% with commercial and commercial real estate delinquencies increasing from .15% of total loans to .28%.

The loan loss reserve continues to be maintained at 1.45% of total loans. The increase in non-performing assets has reduced the loan loss reserve coverage of these assets from 279% to 239%.

Concluding Comments

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We have spent considerable time in the last two months analyzing the profitability of the indirect automobile business, both loans and leases. Current market pricing is providing very attractive rates of return on both the loan and lease products, that is, rates of return that comfortably meet our financial objectives. The margins in both businesses are probably at all time highs, reflecting favorable changes in the competitive environment and the changing interest rate environment. As you are aware, a number of financial institutions have exited or significantly reduced their presence in both the loan and lease markets.

Turning to the future, our estimate for earnings per share for the second quarter is 27 - 29 cents, based our current assumptions for the key earnings drivers. While credit quality may deteriorate somewhat in the next quarter, the net interest margin should be a positive factor in the earnings equation.

For the full year 2001, we are comfortable with the consensus of earnings estimates.

Tom Hoaglin

Thanks, Mike.

While first quarter earnings were in line with consensus estimates, the level is not acceptable. My first priority is to improve our financial performance in coming quarters.

As you know, we have been fairly quiet in our communication with the investment community during the past several months. This is not how we expect to operate going forward. In late June or early July, prior to the release of second quarter earnings, we intend to hold an investor conference in New York to update you about our strategic direction, to provide guidance about our


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financial performance for the rest of the year and to communicate our thinking about any restructuring charge and our dividend policy. This information will be included in our public filings at that time.